FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter Financial Results
Raises Full Year 2022 EPS Outlook and
On Track to Deliver 19th Consecutive Year of Domestic Same Store Sales Growth

Dallas, October 26, 2022 - (PR NEWSWIRE) - Wingstop Inc. (“Wingstop” or the “Company”) (NASDAQ: WING) today announced financial results for the fiscal third quarter ended September 24, 2022.

Highlights for the fiscal third quarter 2022 compared to the fiscal third quarter 2021:

▪System-wide sales increased 17.7% to $699.6 million
▪40 net new openings in the fiscal third quarter 2022
▪Domestic same store sales increased 6.9%
▪Domestic restaurant AUV of $1.6 million
▪Digital sales of 62.0% of sales
▪Total revenue increased 40.9% to $92.7 million
▪Net income increased 18.4% to $13.4 million, or $0.45 per diluted share, compared to net income of $11.3 million, or $0.38 per diluted share in the prior fiscal third quarter. Adjusted net income and adjusted earnings per diluted share, both non-GAAP measures, increased 57.9% to $13.6 million, or $0.45 per diluted share, compared to $8.6 million, or $0.29 per diluted share in the prior fiscal third quarter
▪Adjusted EBITDA, a non-GAAP measure, increased 32.7% to $28.4 million, compared to adjusted EBITDA of $21.4 million in the prior fiscal third quarter

Adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses are non-GAAP measures. Reconciliations of adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, and cost of sales excluding pre-opening expenses to the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States ("GAAP") are set forth in the schedule accompanying this release. See “Non-GAAP Financial Measures.”

“The third quarter results underscore the strength of our long-term growth strategies and the growth levers we have to pull as a brand. We delivered 6.9% domestic same store sales growth, with the majority of this growth driven by an increase in transactions, a demonstration of the momentum and underlying health of our business. This translates to 36.2% domestic same store sales growth on a three-year basis,” commented Michael Skipworth, President & Chief Executive Officer. “We’ve opened 167 net new restaurants through the third quarter and are on track to have a record year for restaurant development, enabled by significant bone-in wing deflation strengthening our brand partners’ unit economics. This gives us confidence in our ability to deliver another record setting year for Wingstop.”

Key operating metrics for the fiscal third quarter 2022 compared to the fiscal third quarter 2021:

	Thirteen Weeks Ended
	September 24, 2022	September 25, 2021
Number of system-wide restaurants open at end of period	1,898	1,673
Number of domestic franchise restaurants open at end of period	1,631	1,461
Number of international franchise restaurants open at end of period	225	180
System-wide sales (in thousands)	$699,569	$594,300
Domestic restaurant AUV (in thousands)	$1,591	$1,579
Domestic same store sales growth	6.9%	3.9%
Company-owned domestic same store sales growth	4.3%	(0.2)%
Net income (in thousands)	$13,368	$11,290
Adjusted net income (in thousands)	$13,550	$8,579
Adjusted EBITDA (in thousands)	$28,394	$21,399

Fiscal third quarter 2022 financial results

Total revenue for the fiscal third quarter 2022 increased to $92.7 million from $65.8 million in the fiscal third quarter last year. Royalty revenue, franchise fees and other increased $7.5 million due to 215 net franchise restaurant openings since September 25, 2021, as well as domestic same store sales growth of 6.9%. Advertising fees increased $16.6 million due to an increase in the national advertising fund contribution rate to 5% from 4% effective the first day of the fiscal second quarter 2022, as well as a 17.7% increase in system-wide sales in the fiscal third quarter 2022 compared to the fiscal third quarter 2021. Additionally, during the fiscal third quarter 2021, a $6.9 million non-recurring rebate of advertising surplus was returned to franchisees, reducing the revenue recognized. Company-owned restaurant sales increased $2.8 million due to an increase of $2.3 million related to the addition of nine net new company-owned restaurants compared to the prior year comparable period, as well as a 4.3% increase in company-owned same store sales, which was driven by an increase in menu prices and an increase in transactions.

Cost of sales increased to $15.7 million from $15.2 million in the fiscal third quarter of the prior year, and included $0.2 million in pre-opening expenses in the fiscal third quarters 2022 and 2021. As a percentage of company-owned restaurant sales, cost of sales (excluding pre-opening expenses) decreased to 77.2% from 86.3% in the prior year comparable period. The decrease was primarily driven by food, beverage and packaging costs benefiting from a 42.7% decrease in the cost of bone-in chicken wings as compared to the prior year period. However, this benefit was partially offset by the opening of eight restaurants in the New York City market since the prior year comparable period, which have higher rent and other operating costs.

Selling, general & administrative expense (“SG&A”) increased by $1.7 million to $16.7 million from $15.0 million in the fiscal third quarter of the prior year. The increase in SG&A expense was primarily due to an increase of $1.0 million in headcount related expenses to support the growth in our business, as well as an increase of $0.4 million in professional fees to support the Company’s strategic initiatives. These increases were partially offset by a decrease of $0.5 million in stock-based compensation expense related to stock awards forfeited during the fiscal third quarter 2022.

Interest expense, net was $5.7 million in fiscal third quarter 2022, an increase of $2.0 million compared to $3.7 million in the prior fiscal period. The increase was due to the securitized financing transaction completed on March 9, 2022, which increased our outstanding debt by $250 million.

Income tax expense was $4.7 million in fiscal third quarter 2022, yielding an effective tax rate of 25.9%, compared to an effective tax rate of 34.1% in the prior year period. The decrease in the effective tax rate was primarily due to the impact of nondeductible expenses for executive compensation during the fiscal third quarter 2021.

Financial Outlook
The Company is increasing guidance for diluted earnings per share to between $1.61 and $1.63, previously between $1.55 to $1.57. Additionally, the Company expects the following for the fiscal year ended December 31, 2022:
•Low-single digit domestic same store sales growth;
•Net system-wide restaurant openings of between 225 - 235, previously between 220 - 235
•SG&A of between $68.5 - $70.5 million, previously between $70.0 - $72.0 million;
•Stock-based compensation expense of approximately $6.0 million, previously $7.5 - 8.5 million;
•Depreciation and amortization of between $10.5 - $11.5 million; and
•Interest expense of approximately $22.5 million, previously $23.5 million.
Restaurant Development
As of September 24, 2022, there were 1,898 Wingstop restaurants system-wide. This included 1,673 restaurants in the United States, of which 1,631 were franchised restaurants and 42 were company-owned, and 225 franchised restaurants in international markets. During the fiscal third quarter 2022, there were 40 net system-wide Wingstop restaurant openings.

Quarterly Dividend
In recognition of the Company’s strong cash flow generation and our commitment to returning value to stockholders, on October 25, 2022, our board of directors approved a quarterly dividend of $0.19 per share of common stock, resulting in a total dividend of approximately $5.7 million. This dividend will be paid on December 2, 2022 to stockholders of record as of November 11, 2022.

The following definitions apply to these terms as used in this release:

Domestic average unit volume (“AUV”) consists of the average annual sales of all restaurants that have been open for a trailing 52-week period or longer. This measure is calculated by dividing sales during the applicable period for all restaurants being measured by the number of restaurants being measured. Domestic AUV includes revenue from both company-owned and franchised restaurants. Domestic AUV allows management to assess our company-owned and franchised restaurant economics. Changes in domestic AUV are primarily driven by increases in same store sales and are also influenced by opening new restaurants.

Domestic same store sales reflect the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and permanent closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense (benefit), and depreciation and amortization (EBITDA) further adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and stock-based compensation expense.

Adjusted net income is defined as net income adjusted for losses on debt extinguishment and refinancing transactions, transaction costs, costs and fees associated with investments in our strategic initiatives, gains and losses on the disposal of assets, and related tax adjustments.

Adjusted net income per diluted share is defined as adjusted net income divided by weighted average diluted share count.

We caution investors that amounts presented in accordance with our definitions above may not be comparable to similar measures disclosed by our competitors because not all companies and analysts calculate certain non-GAAP measurements in the same manner.

Conference Call and Webcast

The Company will host a conference call today to discuss the fiscal third quarter 2022 financial results at 10:00 AM Eastern Time. The conference call can be accessed live by dialing 1-877-259-5243 or 1-412-317-5176 (international) and asking for the Wingstop conference call. A replay will be available two hours after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 (international), then entering the replay code 8871945. The replay will be available through Wednesday, November 2, 2022.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, TX, Wingstop Inc. (NASDAQ: WING) operates and franchises 1,900 locations worldwide. The Wing Experts are dedicated to Serving the World Flavor through an unparalleled guest experience and use of a best-in-class technology platform, all while offering classic and boneless wings, tenders, and chicken sandwiches, always cooked to order and hand sauced-and-tossed in fans' choice of 11 bold, distinctive flavors. Wingstop's menu also features signature sides including fresh-cut, seasoned fries and freshly-made ranch and bleu cheese dips.

In fiscal year 2021, Wingstop’s system-wide sales increased 20.2% year-over-year to approximately $2.3 billion, marking the 18th consecutive year of same store sales growth. With a vision of becoming a Top 10 Global Restaurant Brand, our system is comprised of independent franchisees, or brand partners, who account for approximately 98% of Wingstop’s total restaurant count of 1,898 as of September 24, 2022.
A key to this business success and consumer fandom stems from The Wingstop Way, which includes a core value system of being Authentic, Entrepreneurial, Service-minded, and Fun. The Wingstop Way extends to the brand's environmental, social and governance platform as Wingstop seeks to provide value to all stakeholders.
Rounding out a strong year in 2021, the Company was ranked #1 on Technomic 500's "Fastest Growing Franchise" and #22 on Entrepreneur Magazine's "Franchise 500," maintained its certification as a Great Place to Work and named to Fast Company's "The World's Most Innovative Companies" list ranking #4 in the dining category.
For more information visit www.wingstop.com or www.wingstop.com/own-a-wingstop and follow @Wingstop on Twitter, Instagram, Facebook, and TikTok. Learn more about Wingstop's involvement in its local communities at www.wingstopcharities.org.
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures, including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Statements

This news release includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, trends, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “may,” “will,” “should,” “expect,” “intend,” “plan,” “outlook,” “guidance,” “anticipate,” “believe,” “think,” “estimate,” “seek,” “predict,” “on track,” “could,” “project,” “potential” or, in each case, their negative or other variations or comparable terminology, although not all forward-looking statements are accompanied by such terms. Examples of forward-looking statements in this news release include, but are not limited to, our 2022 fiscal year outlook for domestic same store sales growth, the cost of chicken, SG&A expenses, stock-based compensation expense, depreciation and amortization, interest expense, diluted earnings per share, and unit growth. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks, and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward-looking statements. Please refer to the risk factors discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

When considering forward-looking statements in this news release or that we make in other reports or statements, you should keep in mind the cautionary statements in this news release and future reports we file with the SEC. New risks and uncertainties arise from time to time, and we cannot predict when they may arise or how they may affect us. Any forward-looking statement in this news release speaks only as of the date on which it was made. Except as required by law, we assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Media Contact
Megan Sprague
972-331-9155
Media@wingstop.com

Investor Contact
Susana Arevalo
972-331-8484
IR@wingstop.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share data)

	September 24, 2022	December 25, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$173,511	$48,583
Restricted cash	13,182	3,448
Accounts receivable, net	8,829	6,993
Prepaid expenses and other current assets	5,752	4,928
Advertising fund assets, restricted	21,817	6,197
Total current assets	223,091	70,149
Property and equipment, net	63,236	54,503
Goodwill	58,570	56,877
Trademarks	32,700	32,700
Customer relationships, net	9,339	10,302
Other non-current assets	24,100	24,672
Total assets	$411,036	$249,203
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$3,497	$5,414
Other current liabilities	28,041	28,070
Current portion of debt	7,300	—
Advertising fund liabilities	21,817	6,197
Total current liabilities	60,655	39,681
Long-term debt, net	708,176	469,394
Deferred revenues, net of current	26,942	28,024
Deferred income tax liabilities, net	6,757	7,432
Other non-current liabilities	15,102	14,197
Total liabilities	817,632	558,728
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,916,183 and 29,837,454 shares issued and outstanding as of September 24, 2022 and December 25, 2021, respectively	299	299
Additional paid-in-capital	991	463
Retained deficit	(406,902)	(310,031)
Accumulated other comprehensive loss	(984)	(256)
Total stockholders' deficit	(406,596)	(309,525)
Total liabilities and stockholders' deficit	$411,036	$249,203

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 24, 2022	September 25, 2021
	(Unaudited)	(Unaudited)
Revenue:
Royalty revenue, franchise fees and other	$40,363	$32,829
Advertising fees	32,146	15,575
Company-owned restaurant sales	20,163	17,380
Total revenue	92,672	65,784
Costs and expenses:
Cost of sales (1)	15,724	15,206
Advertising expenses	33,106	16,232
Selling, general and administrative	16,686	15,020
Depreciation and amortization	2,836	2,061
Loss (gain) on disposal of assets	239	(3,567)
Total costs and expenses	68,591	44,952
Operating income	24,081	20,832
Interest expense, net	5,742	3,724
Other expense (income)	290	(22)
Income before income tax expense	18,049	17,130
Income tax expense	4,681	5,840
Net income	$13,368	$11,290

Earnings per share
Basic	$0.45	$0.38
Diluted	$0.45	$0.38

Weighted average shares outstanding
Basic	29,915	29,799
Diluted	29,967	29,963

Dividends per share	$0.19	$0.17

(1) Cost of sales includes all operating expenses of company-owned restaurants, including advertising expenses, and excludes depreciation and amortization, which are presented separately.

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen Weeks Ended
	September 24, 2022		September 25, 2021
	In dollars	As a % of company-owned restaurant sales	In dollars	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	7,504	37.2%	8,353	48.1%
Labor costs	4,652	23.1%	4,269	24.6%
Other restaurant operating expenses	3,842	19.1%	2,781	16.0%
Vendor rebates	(441)	(2.2)%	(396)	(2.3)%
Cost of sales (excluding pre-opening expenses)	15,557	77.2%	15,007	86.3%
Pre-opening expenses	167	0.8%	199	1.1%
Total cost of sales	15,724	78.0%	15,206	87.5%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 24, 2022	September 25, 2021
Domestic Franchised Activity:
Beginning of period	1,600	1,415
Openings	32	44
Closures	—	(1)
Acquired by Company	(1)	(3)
Re-franchised by Company	—	6
Restaurants end of period	1,631	1,461

Domestic Company-Owned Activity:
Beginning of period	39	34
Openings	2	1
Closures	—	—
Acquired by Company	1	3
Re-franchised to franchisees	—	(6)
Restaurants end of period	42	32

Total Domestic Restaurants	1,673	1,493

International Franchised Activity:
Beginning of period	219	175
Openings	9	10
Closures	(3)	(5)
Restaurants end of period	225	180

Total System-wide Restaurants	1,898	1,673

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 24, 2022	September 25, 2021
Net income	$13,368	$11,290
Interest expense, net	5,742	3,724
Income tax expense	4,681	5,840
Depreciation and amortization	2,836	2,061
EBITDA	$26,627	$22,915
Additional adjustments:
Loss (gain) on disposal of assets (a)	239	(3,567)
Stock-based compensation expense, net of forfeitures (b)	1,528	2,051
Adjusted EBITDA	$28,394	$21,399

(a) Represents a loss (gain) resulting from the sale of assets to a franchisee. This loss (gain) is included in Loss (gain) on disposal of assets in the Consolidated Statements of Operations.
(b) Includes non-cash, stock-based compensation, net of forfeitures.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 24, 2022	September 25, 2021
Numerator:
Net income	$13,368	$11,290
Adjustments:
Loss (gain) on disposal of assets (a)	239	(3,567)
Tax effect of adjustments (b)	(57)	856
Adjusted net income	$13,550	$8,579

Denominator:
Weighted-average shares outstanding - diluted	29,967	29,963

Adjusted earnings per diluted share	$0.45	$0.29

(a) Represents a loss (gain) resulting from the sale of assets to a franchisee. This loss (gain) is included in Loss (gain) on disposal of assets in the Consolidated Statements of Operations.

(b) Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 24% for the thirteen and thirty-nine weeks ended September 24, 2022, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.